Exhibit 16.1

September 2, 2016

Securities and Exchange Commission

100 F. Street N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of International Packaging and Logistics Group, Inc.’s (the “Company”) Form 8-K to be filed on September 6, 2016 and are in agreement with the statements relating only to RBSM, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ RBSM LLP

Larkspur, CA

September 2, 2016